G O D F R E Y & K A H N, S. C.
                                ATTORNEYS AT LAW
                             780 NORTH WATER STREET
                            MILWAUKEE, WI 53202-3590
                                  www.gklaw.com

PHONE:   414-273-3500                                        FAX:   414-273-5198



                                  July 23, 1998



Strong Equity Funds, Inc.
100 Heritage Reserve
Menomonee Falls, WI  53051

Gentlemen:

     We have acted as counsel to the Strong Equity Funds, Inc. (the "Company"), in connection with the acquisition by the Strong Growth Fund, a series of the Company (the "Growth Fund"), of substantially all of the assets of the Strong Small Cap Fund, a series of the Company (the "Small Cap Fund"), pursuant to an Agreement and Plan of Reorganization to be entered into by the Growth Fund and the Small Cap Fund (the "Agreement"). Pursuant to the Agreement, subject to the approval of the shareholders of the Small Cap Fund, substantially all of the Small Cap Fund's property, assets and goodwill (less a reserve for certain expenses and liabilities) (the "Small Cap Fund Net Assets") will be exchanged for shares of the Growth Fund common stock, $0.00001 par value per share (the "Growth Fund Shares"), equal in value to the Small Cap Fund Net Assets, and the Growth Fund Shares will then be distributed to shareholders of the Small Cap Fund. In connection with the Growth Fund's issuance of the Growth Fund Shares pursuant to the Agreement, a form of Registration Statement on Form N-14, which includes a Prospectus/Proxy Statement, has been prepared (the "Registration Statement").

     In connection with this opinion, we have examined: (i) the Registration Statement, including the Prospectus/Proxy Statement included therein, (ii) the Agreement, (iii) the Company's Amended and Restated Articles of Incorporation and By-Laws, (iv) resolutions of the Company's Board of Directors, and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that the Growth Fund Shares, when issued as described in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision, which provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

     We consent to the use of this opinion as an exhibit in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended (the "Act"), or within the category of persons whose consent is required by Section 7 of the Act.

                                         Very truly yours,

                                        /s/ Godfrey & Kahn, S.C.

                                        GODFREY & KAHN, S.C.